EXHIBIT 10.1

AGREEMENT

This AGREEMENT, dated as of December 27, 2016 (this “Agreement”), is by and among Great Lakes Dredge & Dock Corporation, a Delaware corporation (the “Company”), the entities and natural persons listed on Schedule A hereto (collectively, the “Privet Group”) and their Affiliates (as defined below).

WHEREAS, the Company’s Board of Directors (the “Board”) intends to (i) increase the size of the Board from seven (7) to eight (8) members by increasing the size of the class of directors of the Board with a term expiring at the Company’s 2017 Annual Meeting of Shareholders (the “2017 Class”), (ii) appoint Ryan Levenson (the “Nominee”) to fill the vacancy resulting from the increase in Board size and (iii) have the 2017 Class automatically decrease to two members as of the date of the Company’s 2017 Annual Meeting of Shareholders, and the  Board shall use reasonable best efforts to cause the appointment at any time prior to the six month anniversary of the date hereof of a new director who has been recommended to the Board by the Nominating and Corporate Governance Committee;

WHEREAS, on the date hereof the Privet Group Economically Owns (as defined below) the interests in shares, each with a $0.0001 par value, of the Company’s common stock (the “Common Stock”) specified on Schedule A of this Agreement; and

WHEREAS, the Company and the Privet Group have agreed that it is in their mutual interest to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

REPRESENTATIONS

SECTION 1.1             Authority; Binding Agreement.  (a)  The Company hereby represents that this Agreement and the performance by the Company of its obligations hereunder (i) has been duly authorized, executed and delivered by the Company, and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (ii) does not require the approval of the shareholders of the Company and (iii) does not and will not violate any law, any order of any court or other agency of government, the charter of the Company or the bylaws of the Company, or any stock exchange rule or regulation, or any provision of any indenture, agreement or other instrument to which the Company or any of its properties or assets is or are bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of, or give rise to, any lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such indenture, agreement or other instrument.

(b)        Each member of the Privet Group represents and warrants that this Agreement and the performance by such member of the Privet Group of its obligations hereunder (i) has been duly authorized, executed and delivered by the Privet Group and such member, and is a valid and binding obligation of such member, enforceable against such member in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (ii) does not require approval by any owners or holders of any equity interest in any member of the Privet Group (except as has already been obtained) and (iii) does not and will not violate any law, any order of any court or other agency of government, the charter or other organizational documents of any member of the Privet Group, as amended, or any provision of any agreement or other instrument to which any member of the Privet Group or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such agreement or instrument.

SECTION 1.2             Interests in Common Stock.  The members of the Privet Group hereby represent and warrant to the Company that, as of the date hereof, they and their Affiliates are, collectively, the Economic Owners of such number of shares of Common Stock as is accurately and completely set forth (including, without limitation, as to the form of ownership) on Schedule A hereto, and none of the members of the Privet Group or any of their Affiliates Economically Own any other securities of the Company or is party to any swap or hedging transactions or other derivative agreements of any nature with respect to any shares of Common Stock. At any time during the Standstill Period, the Privet Group shall, upon written request of the Company (which request shall not be made more than twice during any quarterly period), promptly (and no later than five business days after the request is received) provide the Company with a written report specifying the number of shares of Common Stock Economically Owned, in the aggregate, by the Privet Group together with its Affiliates, as of the close of business on the date immediately preceding the receipt of such request.

SECTION 1.3             Defined Terms.  For purposes of this Agreement

(a) The term “Affiliate” has the meaning set forth in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided, that the term “Affiliate” shall not include any portfolio or operating company of the Privet Group for which all of the following conditions are satisfied: (i) whose equity securities are registered under the Exchange Act (or are publicly traded in a foreign jurisdiction), (ii) as to which the Privet Group and its Affiliates own less than a majority of the total voting power of all outstanding voting securities and do not have representatives or designees who occupy a majority of the seats on the board of directors or other similar governing body of such portfolio or operating company and do not otherwise control (as the term “control” is defined in Rule 12b-2 promulgated by the SEC under the Exchange Act) such portfolio or operating company, and (iii) to which no non-public information about the Company has been made available by the Nominee or any member of the Privet Group or their Affiliates.  For purposes of this Agreement, the Privet Group, on the one hand, and the Company, on the other, shall not be deemed to be Affiliates of each other.

(b) The terms “Beneficial Owner,” “Beneficially Own” and “Beneficial Ownership” shall have the same meanings as set forth in Rule 13d-3 (“Rule 13d-3”) promulgated by the SEC under the Exchange Act.  The terms “Economic Owner,” “Economically Own” and “Economic Ownership” shall have the same meanings as “Beneficial Owner,” “Beneficially Own” and “Beneficial Ownership” except that a person will also be deemed to “Economically Own,” to be the “Economic Owner” and to have “Economic Ownership” of (i) all shares of Common Stock which such person has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional, and (ii) all shares of Common Stock in which such person has any economic interest, including, without limitation, pursuant to a cash settled call option or other derivative security, contract or instrument in any way related to the price of shares of Common Stock.

(c) “Extraordinary Matter” means (i) any merger, consolidation, share exchange, recapitalization, or other business combination, in each case as a result of which the holders of the Common Stock of the Company immediately prior to the consummation of such transaction would cease to own at least a majority of the outstanding shares of common stock of the resulting company (or, if such resulting company is a subsidiary, then the ultimate parent company) or (ii) any sale of all or substantially all of the assets of the Company, in each case referred to in (i) or (ii) that is subject to approval by the shareholders of the Company, in each case outside the ordinary course of business and involving the Company.  For the avoidance of doubt, “Extraordinary Matter” does not include a proxy contest or consent solicitation with respect to the election of directors.

(d) The “Standstill Period” means the period from the date of this Agreement through the earliest of:

(1) (x) if Mr. Levenson is not elected at the 2017 Annual Meeting of Shareholders of the Company, six months following the date of such 2017 Annual Meeting and (y) if Mr. Levenson is elected to the Board at the 2017 Annual Meeting of Shareholders of the Company, three months following the date on which Mr. Levenson is no longer a member of the Board; or

(2) if the Company has materially breached this Agreement (including by failing to appoint the Nominee to serve as a director of the Board with a term expiring at the 2017 Annual Meeting in violation of this Agreement), the date that the Privet Group delivers to the Company written notice of termination of the Standstill Period specifying this Section 1.3(d)(2), provided that, if such material breach can be cured, such notice will be effective and such termination of the Standstill Period shall occur only if (A) such notice of termination is delivered to the Company on or after the 10th calendar day following the receipt by the Company of written notice from the Privet Group describing the Company’s breach of this Agreement in reasonable detail and (B) the Company, at the time of delivery of such notice of termination, has failed to cure such breach; provided that the Privet Group is not then in material breach of the Agreement.

ARTICLE II

COVENANTS

SECTION 2.1 Directors.  As promptly as practicable following the date hereof, and in any event within four (4) business days hereof, the Company agrees that the Board and all applicable committees of the Board shall take all actions necessary to (i) increase the size of the Board from seven (7) to eight (8) directors and (ii) appoint the Nominee as a director of the Company to serve on the Board and to the Nominating and Corporate Governance Committee with a term expiring at the 2017 Annual Meeting of Shareholders.  The size of the 2017 Class shall be automatically reduced to two members as of the date of the Company’s 2017 Annual Meeting of Shareholders, and the Company and the Board shall use reasonable best efforts to cause the appointment at any time prior to the six month anniversary of the date hereof of a new director who has been recommended to the Board by the Nominating and Corporate Governance Committee.  In addition, the Company agrees that the Board and all applicable committees of the Board (unless the Board determines in good faith that doing so would violate the Board’s fiduciary duties under applicable law or unless there has been a material breach of this Agreement by Privet Group, and so long as Mr. Levenson has passed a background check in the manner reasonably satisfactory to the Board) shall take all actions necessary to include the Nominee on the Company’s slate of nominees for the election of directors at the 2017 Annual Meeting and recommend and solicit proxies for the election of the Nominee at the 2017 Annual Meeting in the same manner as for the other nominees nominated by the Board at the 2017 Annual Meeting, subject to the terms and conditions of the following paragraph.  If the Nominee is elected to serve as director at the 2017 Annual Meeting then he should continue to serve on the Nominating and Governance Committee of the Board.  The members of the Privet Group agree that the Company’s and the Board’s obligations in this Section 2.1 shall terminate, and the Nominee shall offer to the Board his resignation as a member of the Board (and all committees thereof), at such time (the “Trigger Event Resignation Date”) as the Privet Group’s aggregate Beneficial Ownership of Common Stock decreases to less than (x) to the extent prior to the date of the 2017 Annual Meeting of Shareholders, 5.00% of the outstanding shares of Common Stock and (y) to the extent after the date of the 2017 Annual Meeting of Shareholders of the Company, 3.50% of the outstanding shares of Common Stock.  By entering into this Agreement, Nominee hereby irrevocably agrees to offer to the Board his resignation as a member of the Board (and all committees thereof) on the earlier of (x) the Trigger Event Resignation Date, and (y) the date that the Board delivers a written request to the Nominee and the Privet Group for the Nominee’s resignation under the circumstances described in, and in accordance with, Section 3.1(b).  The Parties acknowledge that Nominee, upon appointment or election to the Board, will be subject to the same protections and obligations regarding confidentiality, conflicts of interest, fiduciary duties, trading and disclosure and other governance guidelines and policies (collectively, “Company Policies”), and shall be required to preserve the confidentiality of the Company’s business and information, including discussions or matters considered in or for meetings of the Board or related thereto, and shall have the same rights and benefits, including with respect to insurance, indemnification, exculpation, compensation and fees, as are applicable to the independent directors of the Company. In furtherance of the foregoing, Nominee shall not share any reports, meeting materials, notices, draft minutes or other materials or information received by him in his capacity as a member of the Board with any of his Affiliates.

As a condition to the Company’s obligation to nominate Nominee for election at the Company’s 2017 Annual Meeting of Shareholders, Nominee shall have provided any and all information required to be disclosed in a proxy statement or other filing under applicable law or that is otherwise consistent with the information that is required to be disclosed by all other persons standing for election as a director of the Board, stock exchange rules or listing standards, along with any additional information reasonably requested by the Company in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal obligations, and to consent to appropriate background checks. Nominee represents and warrants to the Company that all such written information that he has heretofore provided to the Company in accordance with this Section 2.1 is and has been accurate and complete in all material respects.

In the event that the Nominee (i) voluntarily resigns as a director of the Company or (ii) is unable to serve as a director of the Company due to death or incapacity or due to any removal without cause, the Privet Group shall be entitled to recommend a substitute person(s) to fill the resulting vacancy, subject to (x) the approval of a majority of the Nominating and Corporate Governance Committee, it being understood that the Nominating and Corporate Governance Committee cannot unreasonably withhold their consent to such a replacement candidate and that a good faith belief that a replacement candidate’s appointment would not be in the best interest of the Company or its business does not constitute an unreasonable withholding of consent, and (y) the Board’s good faith customary due diligence process, including review of a directors’ and officers’ questionnaire, background check and interviews. In the event the Nominating and Corporate Governance Committee does not accept a substitute person recommended by the Privet Group, the Privet Group will have the right to recommend additional substitute person(s) for consideration by the Nominating and Corporate Governance Committee. Upon the approval of a replacement by the Board acting in good faith (and subject to the Board’s good faith customary due diligence process), the Board will take such actions as necessary to appoint such replacement nominee to the Board no later than five business days after the Nominating and Corporate Governance Committee approval of such replacement nominee.

SECTION 2.2 Voting Provisions.   During the Standstill Period, each member of the Privet Group shall cause, and shall cause its respective Affiliates to cause, all shares of Common Stock or any rights, warrants, options or other securities convertible into or exchangeable for shares of Common Stock or any other securities of the Company for which they have the right to vote to be present for quorum purposes and to be voted at any meeting of shareholders or at any adjournments or postponements thereof, and to consent in connection with any action by consent in lieu of a meeting, (i) in favor of each director nominated and recommended by the Board for election at any such meeting, (ii) against any shareholder nominations for director which are not approved and recommended by the Board for election at any such meeting and against any proposals or resolutions to remove any member of the Board and (iii) in accordance with the recommendations of the Board on all other proposals of the Board set forth in the Company’s proxy statements; provided, however, in the event that Institutional Shareholder Services Inc. (“ISS”) recommends otherwise with respect to any proposals (other than the election or removal of directors), the Privet Group shall be permitted to vote in accordance with ISS recommendation; provided, further, that if a proposal with respect to any Extraordinary Matter is presented, the Privet Group may vote in its sole discretion with respect to such matter. Each member of the Privet Group shall also cause, and shall cause its respective Affiliates to cause, all shares of

Common Stock for which they have the right to vote to be present for quorum purposes and to be voted in accordance with this Section 2.2 at the 2017 Annual Meeting or at any adjournments or postponements thereof.  Not later than five (5) business days prior to the 2017 Annual Meeting, each member of the Privet Group shall vote in accordance with this Section 2.2 and shall not revoke or change any such vote.

SECTION 2.3 Actions by the Privet Group.  Each member of the Privet Group agrees that, during the Standstill Period, it shall not, and shall cause its Affiliates and their respective principals, directors, general partners, managing members, managers, officers, employees, agents and representatives, and any successors or assigns thereof, not to, unless specifically requested or authorized in writing by a resolution of the Board, directly or indirectly (alone or in concert with anyone):

(a)purchase or cause to be purchased or otherwise acquire, or offer to purchase or offer to cause to be purchased or offer to otherwise acquire, or agree to acquire Economic Ownership of any Common Stock (or rights or options to acquire Common Stock) that would, when taken together with shares of Common Stock Beneficially Owned by the Privet Group as of the date hereof, result in the Privet Group owning issued and outstanding shares of Common Stock in excess of 14.99%;

(b)sell, or offer, seek or agree to sell, all or substantially all, directly or indirectly, through swap or hedging transactions or otherwise, voting rights decoupled from the underlying shares of Common Stock;

(c)form, join, or in any other way participate in, a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to the Common Stock, or deposit any shares of Common Stock in a voting trust or similar arrangement, or subject any shares of Common Stock to any voting agreement or pooling arrangement, or grant any proxy, designation or consent with respect to any shares of Common Stock (other than to a designated representative of the Company pursuant to a proxy or consent solicitation on behalf of the Board), other than solely with one or more Affiliates (other than portfolio or operating companies) of the Privet Group;

(d)encourage or advise any person or assist any other person in so encouraging or advising any person with respect to the giving or withholding of any proxy, consent or other authority to vote shares of Common Stock or in conducting any type of referendum or the voting of shares of Common Stock (other than such encouragement or advice that is consistent with the Board’s recommendation in connection with such matter);

(e)solicit proxies, designations or written consents of shareholders, or conduct any binding or nonbinding referendum with respect to Common Stock, or make or in any way participate in any “solicitation” of any “proxy” within the meaning of Rule 14a-1 promulgated by the SEC under the Exchange Act (but without regard to the exclusion set forth in Rule 14a-1(l)(2)(iv) from the definition of “solicitation”) to vote any shares of Common Stock with respect to any matter, or become a “participant” in any contested solicitation for the election of directors with respect to the Company (as such terms are defined or used in the Exchange Act and the Rules promulgated thereunder), other than solicitations or acting as a “participant” in support of the recommendations of the Board;

(f)(i) seek to call, request the call of, or call a special meeting of the shareholders of the Company, or make or seek to make a shareholder proposal (whether pursuant to Rule 14a-8 under the Exchange Act or otherwise) at any meeting of the shareholders of the Company or in connection with any action by consent in lieu of a meeting, (ii) make a request for a list of the Company’s shareholders or its stock ledger or other books and records of the Company under any statutory or regulatory provisions providing for shareholder access to materials, books, and records of the Company; provided, however, that Mr. Levenson shall not in any way be limited in requesting any such materials in his capacity as a director of the Company, (iii) seek election to the Board or seek to place a representative on the Board or recommend the nomination of any candidate to the Board or recommend the nomination of any candidate to the Board (other than privately in his capacity as a director or a member of the Nominating and Corporate Governance Committee or as expressly set forth in Section 2.1 and Section 2.2), (iv) seek the removal of any director from the Board, or (v) otherwise acting alone or in concert with others, seek to control or publicly influence the governance or policies of the Company;

(g)propose, offer or participate in (i) any effort to acquire the Company or any of its subsidiaries or any material assets or operations of the Company or any of its subsidiaries, (ii) any effort to engage in any transaction or enter into any agreement with respect to an Extraordinary Matter or in any other transaction that would result in Economic Ownership by any person or entity (whether or not member of the Privet Group) or group (as defined in Section 13(d)(3) of the Exchange Act) of outstanding shares of Common Stock at any time or outstanding voting power of the Company at any time (excluding securities granted or awarded to Mr. Levenson in his capacity as a director of the Company or as contemplated by clause (a) hereof), (iii) any tender offer, exchange offer, merger, acquisition, share exchange or other business combination or “change in control” (as such term is used in Item 6 of Schedule 14A) transaction involving the Company or any of its subsidiaries, or (iv) any recapitalization, restructuring, liquidation, disposition, dissolution or other extraordinary transaction involving the Company, any of its subsidiaries or any material portion of their businesses;

(h)publicly disclose, or cause or facilitate the public disclosure (including without limitation the filing of any document or report with the United States Securities and Exchange Commission (the “SEC”) or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) of, any intent, purpose, plan or proposal to obtain any waiver, consent under, or amendment of, any of the provisions of Section 2.2 or Section 2.3, or otherwise (i) publicly seek in any manner to obtain any waiver,  consent under, or amendment of, any provision of this Agreement or (ii) bring any action or otherwise act to contest the validity or enforceability of Section 2.2 or Section 2.3 or publicly seek a release from the restrictions or obligations contained in Section 2.2 or Section 2.3;

(i)make or issue or cause to be made or issued any public disclosure, announcement or statement (including without limitation the filing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) (i) in support of any solicitation described in paragraph (c) above (other than solicitations on behalf of the Board), (ii) in support of any matter described in paragraph (d) above, or (iii) concerning any potential matter described in paragraph (e) above;

(j)institute, solicit, assist or join any litigation, arbitration or other proceeding against or involving the Company or any of its direct or indirect subsidiaries or any of their respective current or former directors or officers (including derivative actions) in order to effect, cause or take any of the actions expressly prohibited by this Section 2.3; provided, however, that for the avoidance of doubt the foregoing shall not prevent any Privet Group from (i) bringing litigation to enforce the provisions of this Agreement, (ii) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company against Privet Group with respect to this Agreement, (iii) bringing bona fide commercial disputes that do not relate to the subject matter of this Agreement or the topics covered in the correspondence between the Company and Privet Group prior to the date hereof or (iv) exercising statutory appraisal rights;

(k)initiate or seek the convening of (or assist any other person in the convening of) any meeting of the Company’s shareholders;

(l)(i) make any public proposal, or private proposal that would reasonably be expected to require the Company to make a public statement, with respect to or (ii) in a manner adverse to the Company, make any public statement or otherwise seek to encourage or advise or assist any person in so encouraging or advising with respect to: (A) any change in the identity, number or term of directors serving on the Board or the filling of any vacancies on the Board, (B) any change in the capitalization or dividend policy of the Company, (C) any other change in the Company’s management, governance, corporate structure, affairs or policies, (D) any Extraordinary Matter, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (F) causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or

(m)enter into any discussions, negotiations, agreements or understandings with any person or entity (other than the persons or entities set forth on Schedule A) with respect to the foregoing, or advise, assist, encourage, support or seek to persuade others to take any action with respect to any of the foregoing, or act in concert with others or as part of a group (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any of the foregoing.

(n)In the event the Company has announced or entered into a binding agreement providing for, or has recommended that its shareholders support, an Extraordinary Matter, the provisions of this Section 2.3 shall not operate to prevent the Privet Group from proposing or taking any actions in furtherance of, or consummating, a competing Extraordinary Matter, provided that all of the other provisions of this Agreement shall continue in full force and effect.

(o)Notwithstanding anything herein to the contrary, nothing in this Section 2.3 shall be deemed to in any way restrict or limit: (i) Nominee, in his capacity as a member of the Board, from confidentially (A) expressing or advocating for his or her views to the Company, the Board, officers of the Company, other directors, representatives and advisors of the Company or at Board meetings, (B) voting in his or her capacity as a director or (C) taking any action in his or her capacity as a director of the Company required by his or her fiduciary duties to the Company; (ii) the Privet Group or its Affiliates from selling or tendering any shares of Common Stock, including in response to a Company or third-party tender offer or exchange offer; or (iii) the Nominee or the Privet Group from communicating, on a confidential basis, with attorneys, accountants or financial advisors (excluding any advisor who has taken, takes or is expected by the Privet Group to take, any action that if taken by the Privet Group would violate Section 2.3), or as otherwise required by law.

SECTION 2.4 Additional Representations and Agreements by the Parties.

(a)        The Privet Group acknowledges and agrees that the Company will file a current report on Form 8-K that describes this Agreement. The Company acknowledges and agrees that the Privet Group will file an amendment to its Schedule 13D reporting the entry into this Agreement. The relevant disclosure in such filings shall be consistent with the press release described in Section 2.5 and the terms of this Agreement, and shall each be in form and substance reasonably acceptable to the Company and the Privet Group.

(b)        During the Standstill Period, the Privet Group shall not, and the Privet Group shall cause its respective Affiliates and their respective principals, directors, general partners, members, managers, officers and employees not to, make, or cause to be made, any comments or statements by press release or similar public statement to the press or media, or in any SEC filing or any other manner that would reasonably be expected to result in such statement becoming public, any statement or announcement that is negative with respect to or disparages, the Company, its partners, officers, directors or employees or the Company’s businesses, operations, strategic plans or strategic direction.  During the Standstill Period, neither the Company, its Affiliates nor any of their respective officers, directors or employees shall, make, or cause to be made, by press release or similar public statement, including to the press or media or in an SEC filing or any other manner that would reasonably be expected to result in such statement becoming public, any statement or announcement that is negative with respect to or disparages, any member of the Privet Group, its Affiliates or any of their respective officers, directors, members or employees.  The foregoing shall not apply to compelled testimony, either by legal process, subpoena or otherwise, or if the comments or statements of the type covered by this Section 2.4(c) are required to be made by law or regulation by either party.

(c)        The Privet Group hereby agrees that (i) any confidential or proprietary information of the Company that they or their Affiliates obtain in discussions with the Company, its Affiliates or any of their respective representatives shall be kept confidential, shall be used solely for the purpose of monitoring and evaluating their investments in the Company and shall not be used to make any statements of the type prohibited hereby and (ii) the Privet Group and its Affiliates shall not, and shall cause their respective principals, directors, general partners, managing members, managers, officers and employees not to, make any request of any director of the Company to engage in, or consider engaging in, conduct that is inconsistent with the Company Policies.

SECTION 2.5 Publicity.  Promptly after the execution of this Agreement, the Company will issue a mutually agreeable press release substantially in the form attached hereto as Schedule B.

ARTICLE III

OTHER PROVISIONS

SECTION 3.1 Specific Performance; Remedies. (a)  Each party hereto hereby acknowledges and agrees, on behalf of itself and its Affiliates, that irreparable harm would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties will be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any state or federal court in the State of Delaware, or, if such courts do not accept jurisdiction then any state or federal court in the State of New York, in addition to any other remedy to which they may be entitled at law or in equity.  Any requirements for the securing or posting of any bond with such remedy are hereby waived.

(b)        Notwithstanding any other section in this Agreement and without limiting any other remedies the Company may have in law or equity, in the event that any member of the Privet Group shall have materially breached this Agreement and shall not have cured such breach within 15 calendar days following receipt of written notice describing such breach in reasonable detail from the Company, Nominee shall, upon the written request of the Board, resign as a member of the Board, such resignation to be effective as of the time the Board has delivered such request to the Nominee and the Privet Group.

(c)        Each party hereto agrees, on behalf of itself and its Affiliates, that any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby will be brought solely and exclusively in any state or federal court in the State of Delaware, or, if such courts do not accept jurisdiction then any state or federal court in the State of New York (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 3.3 will be effective service of process for any such action, suit or proceeding brought against any party in any such court.  Each party, on behalf of itself and its Affiliates, irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in any state or federal court in the State of Delaware, or, if such courts do not accept jurisdiction then any state or federal court in the State of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an improper or inconvenient forum.

SECTION 3.2 Entire Agreement.  This Agreement (together with any confidentiality agreement(s) entered into by the parties) contains the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.  No rights under this Agreement shall be deemed waived absent a written waiver by the party granting the waiver.

SECTION 3.3 Notices.  All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by facsimile, when such facsimile is transmitted to the facsimile number set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

if to the Company:

Great Lakes Dredge & Dock Corporation
2122 York Road

Oak Brook, IL 60523

Facsimile No:

Email Address: [REDACTED]
Attention:  Katie M. LaVoy

with a copy to:

Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Facsimile No: [REDACTED]

Email Address: [REDACTED]
Attention:  Paul L. Choi

if to the Privet Group:

Privet Fund LP
79 West Paces Ferry Road
Suite 200B
Atlanta, Georgia 30305
Facsimile: [REDACTED]
Attention: Ryan Levenson

with a copy to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, New York 10019
Facsimile: [REDACTED]

Attention: Steve Wolosky
                   Aneliya Crawford

SECTION 3.4 Governing Law.  This Agreement and any claim, controversy or dispute arising under or related to this Agreement, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to any conflict of laws provisions thereof.

SECTION 3.5 Further Assurances.  Each party agrees to take or cause to be taken such further actions, and to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and to obtain such consents, as may be reasonably required or requested by the other parties in order to effectuate fully the purposes, terms and conditions of this Agreement.

SECTION 3.6 Third-Party Beneficiaries.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.  The rights and obligations under this Agreement may not be transferred without the consent of the other parties and any transfer in violation of this sentence shall be null and void.

SECTION 3.7 Fees and Expenses.  Neither the Company, on the one hand, nor the Privet Group, on the other hand, will be responsible for any costs, fees or other expenses of the other in connection with this Agreement or any event leading thereto; provided, however, that the Company shall reimburse the Privet Group for its reasonable and documented expenses in connection with the negotiation and entry into this Agreement and related matters in an amount not to exceed $50,000 and to be paid within 5 business days after the expenses are submitted to the Company.

SECTION 3.8 Counterparts; Miscellaneous.  This Agreement may be executed and delivered (including by facsimile transmission or .pdf format) in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  The headings used herein are for convenience only and the parties agree that such headings are not to be construed to be part of this Agreement or to be used in determining the meaning or interpretation of this Agreement.  Unless the context otherwise requires, whenever used in this Agreement the singular shall include the plural, the plural shall include the singular, and the masculine gender shall include the neuter or feminine gender and vice versa.   Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.   If any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect so long as the remaining provisions do not fundamentally alter the relations among the parties.

SECTION 3.9 Interpretation.  Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of such counsel.  Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto.

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IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

COMPANY:

GREAT LAKES DREDGE & DOCK CORPORATION

By:	/s/ JONATHAN W. BERGER
Name: Jonathan W. Berger
Title: CEO

PRIVET GROUP:

PRIVET FUND LP

By: Privet Fund Management LLC,
Its General Partner

By:	/s/ RYAN LEVENSON
Name: Ryan Levenson
Title: Managing Member

PRIVET FUND MANAGEMENT LLC

By:	/s/ RYAN LEVENSON
Name: Ryan Levenson
Its: Managing Member

SCHEDULE A

As of the date hereof, the Privet Group Economically Owns, in the aggregate, 3,168,925 shares of Common Stock.

The persons and entities that own such shares and the number of shares that they Economically Own are set forth below.

Person or Entity	Shares of Common Stock Economically Owned
Privet Fund LP	3,020,425
Privet Fund Management LLC	148,500
Ryan Levenson	3,168,925

SCHEDULE B

Press Release

[SEE Exhibit 99.2]